Exhibit 99(b)

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Completes Acquisition of
Dragon Development Corporation
Expands CACI's Services and Solutions for Intelligence Community

Arlington, Va., November 1, 2007 - CACI International Inc (NYSE: CAI) announced today that it has completed its transaction to acquire Dragon Development Corporation (DDC). DDC provides professional, technical, and engineering services to the Intelligence Community.

Headquartered in Columbia, Maryland, DDC has more than 75 employees, virtually all of whom hold high-level Top Secret clearances. DDC's core business areas are in systems and software engineering; operations research and systems analysis; advanced research and development support; and program, business, and acquisition management. DDC expects to exceed $32 million in revenue for calendar year 2007.

According to CACI President of U.S. Operations Bill Fairl, "The acquisition of Dragon Development Corporation expands CACI's capabilities as a leading solutions-provider to clients in the Intelligence Community. DDC's professional, technical, and engineering services nicely complement CACI's information technology and professional services solutions to provide additional new ways we can help our clients carry out their critical missions."

Paul Cofoni, CACI President and Chief Executive Officer, stated, "We look forward to welcoming the talented individuals from Dragon Development Corporation. DDC is a good match with our client-centered culture of quality and excellence, and our dedication to our nation's most important missions in defeating terrorism. We intend to continue DDC's rapid growth, and DDC's clients will benefit from a seamless transition to Team CACI. With this transaction, CACI continues to execute on our growth plan to expand the valuable capabilities we provide to our clients while enhancing the returns we deliver to our shareholders."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of national security, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of national security and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI is a member of the Fortune 1000 Largest Companies of 2007 and the Russell 2000 index. CACI provides dynamic careers for approximately 10,700 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: the ability to successfully integrate DDC's operations; the accretiveness of the DDC transaction to our earnings; regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Senior Vice President, Investor Relations (703) 841-3710 ddragics@caci.com	For other information contact: Jody Brown Executive Vice President, Public Relations (703) 841-7801 jbrown@caci.com